For Further Information:
Waste Management, Inc.
Analysts: Greg Nikkel — 713.265.1358
Media: Lynn Brown — 713.394.5093
Web site: http://www.wm.com
WMI #07-11
Waste Management Announces Second Quarter 2007 Earnings
Income from Operations as a Percent of Revenue Expands by over 200 Basis Points
Company Raises Full-Year 2007 Earnings Guidance
HOUSTON — July 31, 2007 — Waste Management, Inc. (NYSE: WMI) today announced financial results for its second quarter ended June 30, 2007. Net income for the quarter was $338 million, or $0.64 per diluted share, compared with $417 million, or $0.76 per diluted share in the prior year period. The Company noted several items that impacted the results in the current and prior years’ second quarters. Excluding these items, net income would have been $0.56 per diluted share in the second quarter of 2007 compared with $0.45 per diluted share in the prior year quarter, or a 24% increase in earnings per diluted share.(a)
The Company noted the following items that impacted the results for the quarter:
•	A $24 million benefit in net income primarily resulting from income tax audit settlements and adjustments to deferred taxes arising from legislative changes.

•	An after-tax benefit of $18 million due to gains on the divestitures of operations.
Combined, these items improved second quarter 2007 after-tax earnings by $42 million. Without the impact of these items, net income for the quarter would have been $296 million, or $0.56 per diluted share.(a)
The prior year’s second quarter earnings included a net after-tax benefit of $168 million primarily due to tax audit settlements. Without such benefit, net income in last year’s second quarter would have been $249 million, or $0.45 per diluted share.(a)
Income from operations as a percent of revenue improved 230 basis points to 18.9% in the second quarter of 2007 as compared with the second quarter of 2006. Income from operations as a percent of revenue, as adjusted for the items noted above, increased 210 basis points to 17.9% in the second quarter of 2007 as compared with the second quarter of 2006.(a)
“We are pleased with our second quarter 2007 financial performance, as we again accomplished our primary goals of adjusted earnings growth, operating margin expansion and strong free cash flow,” said David P. Steiner, Chief Executive Officer of Waste Management. “Our strong financial performance continues to be driven by the success of our pricing and operational excellence programs.”

Revenues for the quarter were $3.36 billion as compared with $3.41 billion in the year ago period, a decline of $52 million, as the Company continued to execute its strategy to divest underperforming operations and accounts. Excluding the divestiture of underperforming operations representing $104 million of second quarter 2006 revenues, second quarter 2007 revenues would have been up $52 million on a year-over-year basis. (a)
Steiner continued, “Our internal revenue growth due to yield on base business was 3.4%. If we include the 2.2% benefit from higher recycling commodity prices, internal revenue growth from yield was 5.6%. The internal revenue growth from yield in our combined commercial, industrial and residential lines of business was 4.6%. Our strategy to price work in order to achieve acceptable margins and returns again worked very well in the second quarter, as the volume loss in our collection line of business was about 4.8%, but the income from operations in our collection business grew 20%.
“The internal revenue growth from yield at our landfills and transfer stations improved in the second quarter of 2007, and we expect that to continue as we further implement our disposal pricing excellence program throughout the Company.”
As for the Company’s operational excellence programs, Steiner noted, “Our operating expense results continued to improve during the second quarter of 2007. We lowered our operating costs by $107 million during this year’s quarter, which is a 4.9% improvement in absolute dollars when compared with the prior year’s quarter. Operating expenses as a percent of revenue in the second quarter of 2007 stood at 62.3%, a 220 basis point improvement when compared with the second quarter of 2006. This marks the eighth consecutive quarter in which our year-over-year operating costs as a percent of revenue have improved.
“Net cash provided by operating activities and free cash flow were both strong for the quarter. We returned $321 million to shareholders in the form of our $0.24 per share quarterly dividend and our share repurchase program.”
Key Highlights for the Second Quarter of 2007
•	Income from operations as adjusted was $600 million, or 17.9% of revenue, an increase of 210 basis points compared with the prior year second quarter as adjusted.

•	Internal revenue growth from yield on base business of 3.4%. Including the positive impact of higher recycling commodity prices, internal revenue growth from yield was 5.6%.

•	Higher recycling commodity prices contributed approximately $0.02 per diluted share to the year-over-year improvement in earnings per diluted share.

•	Internal revenue growth from volume was negative 4.4%. The volume component included a 4.8% reduction in collection volumes and a 4.4% reduction in landfill volumes.

•	Divestitures caused a 3.1% decline in revenues in the quarter, while acquisitions contributed 0.2% to higher revenues.

•	Operating expenses were 62.3% of revenue, down from 64.5% of revenue in the same period in 2006.

•	Capital expenditures of $209 million, compared with $296 million in the second quarter of 2006.

•	Free cash flow of $475 million, compared with $398 million in the second quarter of 2006.(a)

•	A total of $321 million in cash returned to shareholders in the form of $196 million in common stock repurchases and $125 million in dividend payments.

•	The effective tax rate in the quarter, after adjusting for the income tax items noted above, was 34%, which reflects an estimated phase-out of 29% of our Section 45K tax credits due to the level of actual and projected crude oil prices.(a) Section 45K tax credits generated an additional $0.02 per diluted share benefit to net income in the second quarter of 2007 compared with the second quarter of 2006.
Steiner concluded, “Our overall performance during the first and second quarters of this year was very strong. The continued success of our pricing and operational excellence strategies is clearly reflected in our results. Our first and second quarter results give us confidence that we will achieve our earnings expectations for the remaining two quarters of 2007. As a result, we now project our full-year 2007 earnings to be within the range of $2.07 to $2.11 per diluted share, without considering the financial impact associated with the recently ended labor disruption in the Oakland, California area and certain other items.(a) This is an increase from our previous projection of $2.03 to $2.07 per diluted share. On the same basis, we now project that we will meet or exceed our previously projected free cash flow range of $1.30 to $1.40 billion for the full-year 2007.”
(a)	This earnings release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and (ii) financial measures the Company uses in the management of its business. GAAP measures that have been adjusted to exclude the impact of certain unusual, non-recurring or otherwise non-operational items include:
•	Earnings per diluted share;

•	Net income;

•	Income from operations as a percentage of revenue;

•	Comparative changes in revenue;

•	Effective tax rate; and

•	Projected earnings per diluted share.
The Company also discusses free cash flow and projected free cash flow, which are non-GAAP measures, because it believes that investors are interested in the cash produced by the Company from non-financing activities that is available for uses such as the Company’s acquisitions, its share repurchase program, its scheduled debt reduction and the payment of dividends. The Company defines free cash flow as:
•	Net cash provided by operating activities

•	Less, capital expenditures

•	Plus, proceeds from divestitures of businesses, net of cash divested, and other sales of assets.
The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore not subject to comparison.
Except for projected earnings per diluted share, discussed below, and the comparative change in adjusted revenue, which is reconciled in the text of this release, the quantitative reconciliations of each of the non-GAAP measures presented herein to the most comparable GAAP measures are included in the accompanying schedules. Investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.
The full year adjusted earnings of $2.07 to $2.11 per diluted share projected by the Company excludes (i) the first quarter 2007 impact of restructuring charges of $6 million after tax; (ii) the 2007 year-to-date impact of $40 million associated with income tax benefits; and (iii) the second quarter net $18 million in after-tax gains from the divestiture of certain operations. GAAP net earnings per diluted share for the remaining two quarters of the year may include restructuring charges, asset impairment and unusual items charges, gains or losses from divestitures, the resolution of income tax items, and other items that are not currently determinable, but may be significant, such as the financial impact of the labor action in the Oakland, California area. The full year 2007 adjusted earnings of $2.07 to $2.11 per diluted share projected today excludes the impact of any such items that may occur. GAAP net earnings per diluted share projected for the full year would require inclusion of the projected impact of any expected items. Due to the uncertainty of the amount and timing of any such items, we do not believe we have the information available to provide projected full year GAAP net earnings per diluted share and the quantitative reconciliation to our current adjusted earning per diluted share projection.
The Company has scheduled an investor and analyst conference call for later this morning to discuss the results of today’s earnings announcement. The information in this press release should be read in conjunction with the information on the conference call. The call will begin at 10:00 a.m. Eastern time, 9:00 a.m. Central time, and is open to the public. To listen to the conference call, which will be broadcast live over the Internet, go to the Waste Management Website at http://www.wm.com, and select “2Q2007 Earnings Report Webcast.” You may also listen to the analyst conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the “Waste Management Conference Call — Call ID 4344708.” US/Canada Dial-In Number: (877) 710-6139. Int’l/Local Dial-In Number: (706) 643-7398. For those unable to listen to the live call, a replay will be available 24 hours a day beginning at approximately noon. Central time on July 31 through 5:00 p.m. Central time on August 14. To hear a replay of the call over the Internet, access the Waste Management Website at http://www.wm.com. To hear a telephonic replay of the call, dial (800) 642-1687 or (706) 645-9291 and enter reservation code 4344708.
Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the Company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The Company’s customers include residential, commercial, industrial, and municipal customers throughout North America.
The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. Statements relating to future events and performance are “forward-looking statements.” The forward-looking statements that the Company makes are the Company’s expectations, opinion, view or belief at the point in time of issuance but may change at some future point in time. By issuing estimates or making statements based on current expectations, opinions, views or beliefs, the Company has no obligation, and is not undertaking any obligation, to update such estimates or statements or to provide any other information relating to such estimates or statements. Outlined below are some of the risks that the Company faces and that could affect our financial statements for 2007 and beyond and that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. However, they are not the only risks that the Company faces. There may be additional risks that we do not presently know or that we currently believe are immaterial which could also impair our business. We caution you not to place undue reliance on any forward-looking statements, which speak only as of their dates. The following are some of the risks that we face:
•	competition may negatively affect our profitability or cash flows, our price increases may have negative effects on volumes and price roll-backs and lower than average pricing to retain and attract customers may negatively affect our yield on base business;

•	we may be unable to maintain or expand margins if we are unable to control costs;

•	we may not be able to successfully execute or continue our operational or other margin improvement plans and programs, including pricing increases; passing on increased costs to our customers; reducing costs due to our operational improvement programs; and divesting under-performing assets and purchasing accretive businesses, any of which could negatively affect our revenues and margins;

•	weather conditions cause our quarter—to-quarter results to fluctuate, and extremely harsh weather or natural disasters may cause us to temporarily shut down operations;

•	inflation and resulting higher interest rates as well as other general and local economic conditions may negatively affect the volumes of waste generated, our financing costs and other expenses;

•	possible changes in our estimates of site remediation requirements, final capping, closure and post-closure obligations, compliance and regulatory developments may increase our expenses;

•	regulations, including regulations to limit greenhouse gas emissions, may negatively impact our business by, among other things, restricting our operations, increasing costs of operations or requiring additional capital expenditures;

•	if we are unable to obtain and maintain permits needed to open, operate, and/or expand our facilities, our results of operations will be negatively impacted;

•	limitations or bans on disposal or transportation of out-of-state, cross-border, or certain categories of waste, as well as mandates on the disposal of waste, can increase our expenses and reduce our revenues;

•	fuel price increases or fuel supply shortages may increase our expenses, including our tax expense if Section 45K credits are phased out due to continued high crude oil prices, or restrict our ability to operate;

•	increased costs to obtain financial assurance or the inadequacy of our insurance coverages could negatively impact our liquidity and increase our liabilities;

•	possible charges as a result of shut-down operations, uncompleted development or expansion projects or other events may negatively affect earnings;

•	fluctuating commodity prices may have negative effects on our operating revenues and expenses;

•	trends requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have negative effects on volumes of waste going to landfills and waste-to-energy facilities;

•	efforts by labor unions to organize our employees may increase operating expenses and we may be unable to negotiate acceptable collective bargaining agreements with those who have been chosen to be represented by unions, which could lead to labor disruptions, including strikes and lock-outs, which could adversely affect our results of operations and cash flows;

•	negative outcomes of litigation or threatened litigation or governmental proceedings may increase our costs, limit our ability to conduct or expand our operations, or limit our ability to execute our business plans and strategies;

•	problems with the operation of our current information technology or the development and deployment of new information systems may decrease our efficiencies and increase our costs to operate;

•	the adoption of new accounting standards or interpretations may cause fluctuations in reported quarterly results of operations or adversely impact our reported results of operations; and

•	we may reduce or eliminate our dividend or share repurchase program or we may need to raise additional capital if cash flows are less than we expect or capital expenditures are more than we expect, and we may not be able to obtain any needed capital on acceptable terms.
Additional information regarding these and/or other factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.
###

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended June 30,
	2007	2006

Operating revenues	$3,358	$3,410

Costs and expenses:
Operating	2,092	2,199
Selling, general and administrative	343	328
Depreciation and amortization	322	345
Restructuring	1	—
(Income) expense from divestitures, asset impairments and unusual items	(33)	(27)

	2,725	2,845

Income from operations	633	565

Other income (expense):
Interest expense	(132)	(138)
Interest income	11	20
Equity in net earnings (losses) of unconsolidated entities	(22)	10
Minority interest	(11)	(10)
Other, net	1	—

	(153)	(118)

Income before income taxes	480	447
Provision for income taxes	142	30

Net income	$338	$417

Basic earnings per common share	$0.65	$0.77

Diluted earnings per common share	$0.64	$0.76

Basic common shares outstanding	519.0	544.3

Diluted common shares outstanding	523.9	549.7

Cash dividends declared per common share	$0.24	$0.22

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended June 30,
	2007	2006

EPS Calculation:

Net income	$338	$417

Number of common shares outstanding at end of period	518.9	541.9
Effect of using weighted average common shares outstanding	0.1	2.4

Weighted average basic common shares outstanding	519.0	544.3
Dilutive effect of equity-based compensation awards, warrants and other contingently issuable shares	4.9	5.4

Weighted average diluted common shares outstanding	523.9	549.7

Basic earnings per common share	$0.65	$0.77

Diluted earnings per common share	$0.64	$0.76

(2)

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Six Months Ended June 30,
	2007	2006

Operating revenues	$6,546	$6,639

Costs and expenses:
Operating	4,126	4,299
Selling, general and administrative	696	696
Depreciation and amortization	632	673
Restructuring	10	—
(Income) expense from divestitures, asset impairments and unusual items	(32)	(29)

	5,432	5,639

Income from operations	1,114	1,000

Other income (expense):
Interest expense	(267)	(274)
Interest income	29	29
Equity in net earnings (losses) of unconsolidated entities	(46)	2
Minority interest	(21)	(22)
Other, net	2	1

	(303)	(264)

Income before income taxes	811	736
Provision for income taxes	235	133

Net income	$576	$603

Basic earnings per common share	$1.10	$1.11

Diluted earnings per common share	$1.09	$1.09

Basic common shares outstanding	524.2	545.3

Diluted common shares outstanding	529.1	550.9

Cash dividends declared per common share (1st quarter 2006 dividend of $0.22 per share declared in December 2005, paid in March 2006)	$0.48	$0.22

Note:	Provision for income taxes and net income for the quarter ended March 31, 2007 have been adjusted for the effects of our retrospective application of Financial Accounting Standard Board Staff Position (“FSP”) No. FIN 48-1, Definition of Settlement in FASB Interpretation No. 48.

(3)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Six Months Ended June 30,
	2007	2006

EPS Calculation:

Net income	$576	$603

Number of common shares outstanding at end of period	518.9	541.9
Effect of using weighted average common shares outstanding	5.3	3.4

Weighted average basic common shares outstanding	524.2	545.3
Dilutive effect of equity-based compensation awards, warrants and other contingently issuable shares	4.9	5.6

Weighted average diluted common shares outstanding	529.1	550.9

Basic earnings per common share	$1.10	$1.11

Diluted earnings per common share	$1.09	$1.09

(4)

Waste Management, Inc.
Condensed Consolidated Balance Sheets
(In Millions)

	June 30,	December 31,
	2007	2006
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$570	$614
Receivables, net	1,823	1,858
Other	468	710

Total current assets	2,861	3,182

Property and equipment, net	11,096	11,179
Goodwill	5,359	5,292
Other intangible assets, net	118	121
Other assets	750	826

Total assets	$20,184	$20,600

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,165	$2,446
Current portion of long-term debt	526	822

Total current liabilities	2,691	3,268

Long-term debt, less current portion	7,723	7,495
Other liabilities	3,416	3,340

Total liabilities	13,830	14,103

Minority interest in subsidiaries and variable interest entities	284	275
Stockholders’ equity	6,070	6,222

Total liabilities and stockholders’ equity	$20,184	$20,600

(5)

Waste Management, Inc.
Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Six Months Ended June 30,
	2007	2006

Cash flows from operating activities:
Net income	$576	$603
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	632	673
Other	(48)	(15)
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(85)	(81)

Net cash provided by operating activities	1,075	1,180

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(46)	(27)
Capital expenditures	(481)	(527)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	216	155
Purchases of short-term investments	(743)	(1,707)
Proceeds from sales of short-term investments	803	1,499
Net receipts from restricted trust and escrow accounts, and other	67	48

Net cash used in investing activities	(184)	(559)

Cash flows from financing activities:
New borrowings	315	96
Debt repayments	(452)	(149)
Common stock repurchases	(683)	(627)
Cash dividends	(251)	(240)
Exercise of common stock options and warrants	111	202
Other, net	23	—

Net cash used in financing activities	(937)	(718)

Effect of exchange rate changes on cash and cash equivalents	2	—

Decrease in cash and cash equivalents	(44)	(97)
Cash and cash equivalents at beginning of period	614	666

Cash and cash equivalents at end of period	$570	$569

Note:	Prior year information has been reclassified to conform to 2007 presentation.

(6)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	June 30,	March 31,	June 30,
	2007	2007	2006
Operating Revenues by Lines of Business
Collection	$2,193	$2,121	$2,251
Landfill	791	720	834
Transfer	433	389	479
Wheelabrator	219	208	226
Recycling and other	317	292	265
Intercompany (a)	(595)	(542)	(645)

Operating revenues	$3,358	$3,188	$3,410

Internal Growth of Operating Revenues from Comparable Prior Periods
Internal growth	1.3%	0.7%	3.6%
Less: Yield changes due to recycling commodities, electricity (IPP), fuel surcharge and mandated fees	2.3%	2.2%	0.8%

Adjusted internal growth	-1.0%	-1.5%	2.8%

Acquisition Summary (b)
Gross annualized revenue acquired	$44	$2	$22

Total consideration	$48	$1	$18

Cash paid for acquisitions	$44	$1	$17

WMRA Segment Supplemental Data (c)
Operating revenues	$225	$210	$181

Operating expenses	$189	$177	$154

	Quarters Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Free Cash Flow Analysis (d)(e)
Net cash provided by operating activities	$537	$557	$1,075	$1,180
Capital expenditures	(209)	(296)	(481)	(527)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	147	137	216	155

Free cash flow	$475	$398	$810	$808

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.

(b)	Represents amounts associated with business acquisitions consummated during the indicated periods.

(c)	Information provided is after the elimination of intercompany revenues and related expenses.

(d)	Prior year information has been reclassified to conform to 2007 presentation.

(e)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(7)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	June 30,	March 31,	June 30,
	2007	2007	2006
Balance Sheet Data

Cash, cash equivalents and short-term investments available for use (a)	$694	$517	$1,082

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$8,249	$8,223	$8,600
Total equity (b)	6,070	5,885	6,232

Total capital	$14,319	$14,108	$14,832

Debt-to-total capital	57.6%	58.3%	58.0%

Capitalized interest	$6	$4	$4

Other Operational Data

Internalization of waste, based on disposal costs	67.1%	66.2%	66.8%

Total landfill disposal volumes (tons in millions)	29.6	27.6	33.4
Total waste-to-energy disposal volumes (tons in millions)	1.8	1.8	2.0

Total disposal volumes (tons in millions)	31.4	29.4	35.4

Active landfills	279	281	286

Landfills reporting volume	262	263	266

Amortization and SFAS No. 143 Expenses for Landfills Included in Operating Groups
Non — SFAS No. 143 amortization expense	$102.5	$91.4	$108.2
Amortization expense related to SFAS No. 143 obligations	16.2	13.2	19.0

Total amortization expense	118.7	104.6	127.2
Accretion and other related expense	17.8	17.7	14.2

Landfill amortization, accretion and other related expense	$136.5	$122.3	$141.4

(a)	The quarters ended June 30, 2007, March 31, 2007, and June 30, 2006 include short-term investments available for use of $124 million, $46 million, and $513 million, respectively.

(b)	Equity for the quarter ended March 31, 2007 has been adjusted for the effects of our retrospective application of Financial Accounting Standard Board Staff Position (“FSP”) No. FIN 48-1, Definition of Settlement in FASB Interpretation No. 48.

(8)

Waste Management, Inc.
Reconciliation of Certain Non-GAAP Measures
(Dollars In Millions, Except Per Share Amounts)
(Unaudited)

	Quarter Ended		Quarter Ended
	June 30, 2007		June 30, 2006
	After-tax	Per Share	After-tax	Per Share
Adjusted Net income and Diluted Earnings Per Share	Amount	Amount	Amount	Amount
Net income and Diluted EPS, as reported	$338	$0.64	$417	$0.76

Adjustments to Net income and Diluted EPS:
Income tax audit settlements, including related interest income, and adjustments to deferred taxes	(24)	(0.05)	(153)	(0.28)
(Income) expense from divestitures, asset impairments and unusual items	(18)	(0.03)	(15)	(0.03)

Net income and Diluted EPS, as adjusted	$296	$0.56	$249	$0.45

	Quarters Ended
Adjusted Income from Operations as a	June 30,
percent of Revenue	2007	2006
As reported:
Operating revenues	$3,358	$3,410
Income from operations	$633	$565

Income from Operations as a percent of Revenue (a)	18.9%	16.6%

Adjustments to Income from Operations:
(Income) expense from divestitures, asset impairments and unusual items	($33)	($27)

As adjusted:
Operating revenues	$3,358	$3,410
Income from operations	$600	$538

Adjusted Income from Operations as a percent of Revenue (b)	17.9%	15.8%

	Quarter Ended
	June 30, 2007
	Pre-tax	Tax	Effective
Adjusted effective tax rate	Income	Expense	Tax Rate
As reported amounts	$480	$142	30%

Adjustments to Pre-tax income and Tax expense:
(Income) expense from divestitures, asset impairments and unusual items	(33)	(15)
Income tax audit settlements, including related interest income, and adjustments to deferred taxes	—	24

As adjusted amounts	$447	$151	34%

Full Year 2007 Free Cash Flow Reconciliation Scenarios (c)	Scenario 1	Scenario 2
Net cash provided by operating activities	$2,300	$2,600
Capital expenditures	(1,250)	(1,350)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	250	150

Free cash flow	$1,300	$1,400

(a)	Increase in Income from Operations as a percent of Revenue, as reported, of 230 basis points.

(b)	Increase in Income from Operations as a percent of Revenue, as adjusted, of 210 basis points.

(c)	The table above illustrates two scenarios that would result in Free cash flow meeting the ends of our projected Free cash flow range.
The amounts used in the reconciliation are not necessarily indicative of our expectations for those amounts.

(9)